Exhibit 99.1

KULR Launches Bitcoin Treasury with Purchase of 217.18 Bitcoin for $21 Million

HOUSTON / GLOBENEWSWIRE / December 26, 2024 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leader in advanced energy management platforms, today announced that it has completed the purchase of 217.18 Bitcoin (“BTC”) for approximately $21 million, at an average price of $96,556.53 per BTC.

The purchase follows the Company’s announcement on December 4th of its Bitcoin Treasury strategy in which it announced allocating up to 90% of its surplus cash to BTC. The $21 million of BTC purchased since the announcement is the first of ongoing purchases the Company intends to make going forward. KULR selected Coinbase’s (NASDAQ: COIN) Prime platform to provide custody, USDC, and self-custodial wallet services for its BTC.

For more information, visit www.kulrtechnology.com.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) delivers cutting edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows delivery of commercial-off-the-shelf and custom next generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on April 12, 2024, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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